Exhibit 99.1

NEWS RELEASE

Casa Systems Sets Cable Industry Milestone with DOCSIS 4.0 Extended Spectrum Breakthrough

•	Groundbreaking performance marks Casa Systems’ vCCAP and RPD as key innovators in cable technology virtualization

•	Full utilization of extended spectrum DOCSIS accelerates cable operator’s path to 10G

•	Casa Systems’ continued commitment to modernizing all access providers’ technologies underscores the company’s leadership in the telecom industry into the cloud-native future

ANDOVER, MA — November 21, 2023 — Casa Systems (Nasdaq: CASA), a market leader in cloud-native network solutions serving Tier 1 and regional service providers worldwide, today announced that Casa Systems’ Virtual CCAP (vCCAP), coupled with the company’s RPD200 (Remote PHY Device) solution, has secured a world’s first in performance that enables cable modems to achieve full utilization of the extended spectrum available via the DOCSIS 4.0 specification at the recent CableLabsg Kyriog Interop·Labs DOCSIS 4.0 Technology event. This successful demonstration showcased the interoperability of Casa Systems’ vCCAP and RPD solution with third-party DOCSIS 4.0 cable modems achieving remarkable extended spectrum utilization—up to 1.8 GHz downstream and 396 MHz upstream. This breakthrough not only marks a significant stride in technological innovation but also provides operators with unparalleled flexibility to deploy multi-gigabit broadband services, paving the way for the 10G era.

This latest innovation demonstrates Casa Systems’ sustained commitment to helping service providers across all access technologies – mobile, cable and wireline – embrace a cloud-native future to bring the best broadband technologies to customers around the world. Casa Systems’ unique software design uses programmable FPGAs that are tailored to flexibly meet operator requirements with the ability to accelerate time to market of new features quickly and easily as their networks evolve. The successful demonstration of full utilization of extended spectrum DOCSIS (ESD) will accelerate cable operators’ efforts to deliver competitive best-of-breed services to commercial and residential customers.

“Through our continuing commitment to innovation in the cable industry sustained over the past 20-plus years, Casa has been helping cable operators move their industry forward,” said Casa Systems CEO Michael Glickman. “The unprecedented performance of our market-leading access technologies, including our vCCAP, vBNG and mobile packet cores, will fundamentally shift the competitive landscape across the telecom industry, allowing providers to deliver multi-gigabit services as well as set a sustainable foundation for network evolution as we shift to a virtualized future.”

Casa Systems’ breakthrough achievement in unlocking superior cable performance comes at a time when the company is sharpening its focus on optimizing the performance and throughput of the subscriber core across cable, wireline, and mobile access technologies. The company has recently realigned all technology teams under Chief Product Officer Colin Kincaid as Chief Technology Officer Weidong Chen, a Casa Systems founder celebrated for shaping the company’s core competencies in the cable industry, transitions to an advisory role with the company. Under Colin, the entire Casa Systems’ portfolio will continue to support the company’s leadership of the telecom industry’s modernization efforts through virtualization and cloud-native architecture.

To see the full array of Casa Systems’ network solutions, please visit https://www.casa-systems.com/network-solutions/.

About Casa Systems

Casa Systems, Inc. (Nasdaq: CASA) is a next-gen technology leader that supports mobile, cable, and wireline communications services providers with market leading solutions. Casa’s virtualized and cloud-native software solutions modernize operators’ network architectures, expand the range of services they can offer their consumer and commercial customers, accelerate time to revenue, and reduce the TCO of their network infrastructure and operations. Casa’s suite of open, cloud-native network solutions unlocks new ways for service providers to quickly build flexible networks and service offerings that maximize revenue-generating capabilities. Commercially deployed in more than 70 countries, Casa Systems serves over 475 Tier 1 and regional service providers worldwide. For more information, visit http://www.casa-systems.com/.

Casa Systems Media Contact

Caroline Statile

Scratch Marketing + Media for Casa Systems, Inc.

caroline@scratchmm.com

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